Exhibit 4.2

AMENDMENT NO. 1 TO
PROMISSORY NOTE
OF
METASTAT, INC.

This Amendment No. 1 to promissory note (the “Amendment”) is made as of February 12, 2016, by and between MetaStat, Inc., a Nevada corporation (the “Company”), and Dolphin Offshore Partners, L.P. (the “Payee”).  Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Note (as defined below).

RECITALS

WHEREAS, the Payee and the Company are parties to that certain Note and Warrant Purchase Agreement dated July 31, 2015 (the “Purchase Agreement”), pursuant to which the Company issued to the Payee a promissory note dated July 31, 2015 in the aggregate principal amount of $1,200,000 (the “Note”) in accordance with the terms of the Purchase Agreement;

WHEREAS, the Company and the Payee desire to extend the Maturity Date of the Note from July 31, 2016 to December 31, 2016;

WHEREAS, the Company and the Payee desire to increase the interest rate under the Note commencing on August 1, 2016 from 8% to 12% per annum;

WHEREAS, the Company and the Payee desire to amend the terms of the Voluntary Exchange of the Note;

WHEREAS, in consideration for entering into this Amendment, the Payee shall convert at least 50% of the aggregate principal amount of the Note or Six Hundred Thousand ($600,000) Dollars (the “Initial Exchange Principal Amount”) plus the Initial Conversion Interest Amount (as defined below) thereon by exercising the Voluntary Exchange right into the Qualified Offering (as defined below) or Public Offering;

WHEREAS, in connection with a Qualified Offering (as defined below) or Public Offering, the Payee shall have the right to exercise the Voluntary Exchange with respect to all or a portion of the remaining principal amount of the Note in an amount equal to Six Hundred Thousand ($600,000) Dollars (the “Remaining Principal Amount”) plus the Remaining Conversion Interest Amount (as defined below) thereon by exercising the Voluntary Exchange right into the Qualified Offering or Public Offering;

WHEREAS, in consideration for entering into this Amendment, the Company shall issue to the Payee warrants to purchase 43,636 shares of common stock (the “Extension Warrants”), in substantially the form of the Warrant attached on Exhibit A hereto, with an initial exercise price per share of $8.25;

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the Company and the Payee hereby agree to amend the Note as set forth herein:

A M E N D M E N T

1.           Amendment to Section 1(a) of the Note. Section 1(a) of the Note shall be amended and restated in its entirety as follows:

“The Company shall repay the entire principal balance then outstanding under this Note on December 31, 2016 (the “Maturity Date”).

2.           Amendment to Section 1(b) of the Note. Section 1(b) of the Note shall be amended and restated in its entirety as follows:

“Interest on the outstanding principal balance of this Note shall accrue at a rate of eight percent (8%) per annum commencing on the date hereof through July 31, 2016, and at a rate of twelve percent (12%) per annum commencing on August 31, 2016 through the Maturity Date. Interest shall be computed on the basis of the actual number of days elapsed and a year of three hundred and sixty-five (365) days. Furthermore, upon the occurrence of an Event of Default (as defined below), then to the extent permitted by applicable law, the Company will pay interest to the Payee on the then outstanding principal balance of the Note from the date of the Event of Default until this Note is paid in full at the rate of twelve percent (12%) per annum.”

3.           Amendment to Section 2 of the Note. Section 2 of the Note shall be amended and restated in its entirety as follows:

“Voluntary Exchange of Principal and Interest upon Qualified Offering or Public Offering. Subject to the terms and conditions of this Section 2 and provided this Note remains outstanding, the Payee shall have the right, at the Payee’s option, to exchange (the “Voluntary Exchange”) the outstanding principal balance of this Note plus the Conversion Interest Amount (as defined below) into such number of fully paid and non-assessable securities (shares and warrants) to be issued in a Qualified Offering (as defined below) or Public Offering (as defined below). With respect to determining to exercise the Voluntary Exchange, the Company and/or the Company’s investment banker(s) shall communicate and provide notice of the timing, pricing and closing of the Qualified Offering or Public Offering to the Payee in the same manner as all other investors in such Qualified Offering or Public Offering. Upon effectuating such Voluntary Exchange, the Payee shall be deemed to be a purchaser in such Qualified Offering or Public Offering and shall be granted all rights afforded to an investor in such Qualified Offering or Public Offering. “Qualified Offering” shall mean one or a series of private placement offerings of equity or equity-linked securities following the Issuance Date, resulting in gross proceeds of at least $2,000,000 to the Company. “Public Offering” shall mean a registered offering of equity or equity-linked securities following the Issuance Date, resulting in gross proceeds of at least $5,000,000 to the Company.

“Initial Conversion Interest Amount” shall mean interest payable in an amount equal to all accrued but unpaid interest assuming the Initial Exchange Principal Amount had been held from the Issuance Date to the original Maturity Date of July 31, 2016 (for the avoidance of doubt, such amount that is calculated using the following formula: (a) 8% multiplied by the Initial Exchange Principal Amount ($600,000), multiplied by (b) the actual number of days elapsed in a year of three hundred and sixty-five (365) days in accordance with the formula in Section 1(b) of the Note, which amount shall equal $48,000 in the aggregate).

“Remaining Conversion Interest Amount” shall mean interest payable in an amount equal to the sum of (A) all accrued but unpaid interest on such portion of the Remaining Principal Amount subject to such Voluntary Exchange assuming such portion of the Remaining Principal Amount had been held from the original Maturity Date of July 31, 2016 to the amended Maturity Date of December 31, 2016 (for the avoidance of doubt, such amount that is calculated using the following formula: (a) 12% multiplied by such portion of the Remaining Principal Amount subject to such Voluntary Exchange, multiplied by (b) the actual number of days elapsed in a year of three hundred and sixty-five (365) days in accordance with the formula in Section 1(b) of the Note, which amount shall equal $30,000 in the aggregate assuming the aggregate Remaining Principal Amount of $600,000 is used in such calculation) plus (B) all accrued but unpaid interest assuming such portion of the Remaining Principal Amount had been held from the Issuance Date to the original Maturity Date of July 31, 2016 (for the avoidance of doubt, such amount that is calculated using the following formula: (a) 8% multiplied by the such portion of the Remaining Principal Amount, multiplied by (b) the actual number of days elapsed in a year of three hundred and sixty-five (365) days in accordance with the formula in Section 1(b) of the Note, which amount shall equal $48,000 in the aggregate assuming the aggregate Remaining Principal Amount of $600,000 is used in such calculation).

Subject to the terms of Section 3 below, in the event the Payee does not exercise the Voluntary Exchange, the Note shall remain outstanding.“

4.           Conflicting Terms.  In the event of any inconsistency or conflict between the Note and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

5.            Miscellaneous.

(a)
Agreement to Convert Note.  In consideration for entering into this Amendment, the Payee shall convert the Initial Exchange Principal Amount ($600,000) plus the Initial Conversion Interest Amount thereon ($48,000) by exercising the Voluntary Exchange right into the Qualified Offering or Public Offering.

(b)	Issuance of Extension Warrants. In consideration for entering into this Amendment, the Company shall issue to the Payee the Extension Warrants in substantially the form attached as Exhibit A hereto.

(c)
Survival of Representations and Warranties; Successors and Assigns.  All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and no investigation by the parties or other event shall affect the representations and warranties or the right of the parties to rely upon them.  This Amendment shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

(d)
Reference to Note.  The Note and any and all other agreements, instruments or documentation now or hereafter executed and delivered pursuant to the terms of the Note as amended hereby, are hereby amended so that any reference therein to the Note shall mean a reference to the Note as amended hereby.

(e)
Severability.  Any term or provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the term or provision so held to be invalid or unenforceable.

(f)	Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

(g)	Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

(h)
Entire Agreement.  This Amendment is specifically limited to the matters expressly set forth herein. This Amendment and all other instruments, agreements and documentation executed and delivered in connection with this Amendment embody the final, entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the matters covered by this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto relating to the subject matter hereof or any other subject matter relating to the Note.

(i)
Counterparts.  This Amendment may be executed by the parties hereto separately in two (2) or more original or facsimile or electronic (.pdf) counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.

THE COMPANY: METASTAT, INC. By:_______________________ Name: Douglas Hamilton Title: President and Chief Executive Officer	PAYEE: DOLPHIN OFFSHORE PARTNERS, L.P. By:_______________________ Name: _____________________ Its: _______________________

Exhibit A

[Form of Extension Warrant]